Exhibit 99.1

David Buckley Chief Executive Officer (951) 943-8889	Dennis Shogren Chief Financial Officer (951) 943-8800	Dan Matsui/Gene Heller Silverman Heller Associates (310) 208-2550

MODTECH HOLDINGS INC. COMPLETES $11.6 MILLION FINANCING

PRIVATE PLACEMENT OF COMMON STOCK AND WARRANTS

Perris, Calif.—August 8, 2005—Modtech Holdings, Inc. (Company) (Nasdaq: MODT) has raised $11.6 million through a private placement of 2,046,200 shares of its common stock and five-year warrants to purchase an additional 1,023,100 shares of common stock consummated on August 5, 2005. Rodman & Renshaw, LLC served as a placement agent for the transaction which was originally agreed to in principle in June 2005.

The securities were offered and sold to current accredited investors in the Company in reliance on an exemption from the registration requirements of the Securities Act of 1933. The investors consisted of institutional investors, and certain Company officers and directors. Those investors who were not Company officers and directors paid $5.67 per share, including a warrant for one-half share, which was the average of the closing bid prices of the Company’s common stock for the five-day trading period from May 26, 2005, through June 2, 2005. The Company’s officers and directors paid $6.285 per share, including a warrant for one-half share, which equals the closing bid price as of August 4, 2005, plus $0.085. The exercise price of the warrants is $8.00 per share and is subject to adjustment pursuant to standard anti-dilution provisions.

The Company intends to use approximately $1.1 million to pay down the term loan with its senior lending group. The balance of the proceeds will be used for working capital.

Concurrent with the closing of this private placement, the Company’s lenders amended certain of the financial covenants in the Company’s existing credit agreements and waived any prior non-compliance with such covenants. The Company also increased the principal amount of its $25 million convertible note issued December 30, 2004, to $25.9 million to cover amounts owed under an existing Registration Rights Agreement with one of its lenders for failure to timely file a registration statement covering the conversion shares underlying such note arising from delays in the completion of the fiscal year 2004 audit. In connection with this increase in principal, which increased the number of conversion shares underlying the note from 2,873,564 to 2,977,012, the Company also issued the lender a five-year warrant to purchase 8,276 shares of the Company’s common stock. These shares are in addition to the 229,886 shares issuable upon exercise of an existing warrant held by the lender. The conversion price of the note and the exercise price of the warrant are both $8.70 per share and are subject to adjustment pursuant to the anti-dilution provisions of the agreements. The Company will seek stockholder approval of the private placement at its next annual meeting and such approval, if obtained, will reduce the exercise price of both warrants and the conversion price of the note to $7.82 pursuant to the anti-dilution provisions.

In connection with the $11.6 million private placement, the Company has agreed to file a registration statement under the Securities Act of 1933 covering the resale of the shares purchased and shares issuable upon exercise of all outstanding warrants and conversion of the note. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Company’s securities.

Additional information concerning the private placement and the related amendments and waivers to prior financial agreements will be contained in the Company’s report on Form 8-K to be filed with the U.S. Securities and Exchange Commission.

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Refer to the Company’s filings with the U.S. Securities and Exchange Commission for further discussion of such factors. The forward-looking statements are made as of the date of this press release and the Company assumes no obligation to update such statements.

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